UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 28, 2009
QUICKSILVER RESOURCES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14837	75-2756163
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
777 West Rosedale Street
Fort Worth, Texas 76104
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On May 28, 2009, Quicksilver Resources Inc. (the “Company”) and Quicksilver Resources Canada Inc. (the “Canadian Company”) entered into a combined amendment to its respective amended and restated revolving credit agreement, each dated February 9, 2007, among the Company, the Canadian Company, the U.S. lenders party thereto, the Canadian lenders party thereto, JPMorgan Chase Bank, N.A. as Global Administrative Agent and JPMorgan Chase Bank, N.A., Toronto Branch as Canadian Administrative Agent (the “Combined Revolver Amendment”). On June 17, 2009, the Company entered into an amendment to its term loan credit agreement dated August 8, 2008 (the facility thereunder, the “Term Facility”) among the Company, the lenders party thereto (the “Term Lenders”) and Credit Suisse, as Administrative Agent (the “Term Amendment”, and together with the Combined Revolver Amendment, the “Amendments”).
     The Combined Revolver Amendment provides the Company and the Canadian Company the ability to incur additional indebtedness on terms substantially consistent with the Company’s existing senior notes, which additional indebtedness shall have: (a) an aggregate yield to maturity not to exceed 14%, (b) a maturity date no earlier than 6 years after the date of issuance, (c) an aggregate principal amount not to exceed $600,000,000, and (d) no scheduled amortization of principal; provided that such additional indebtedness must be issued prior to August 1, 2009. The net proceeds of such additional indebtedness shall be applied towards prepayment of the outstanding loans under the Term Facility. Such additional indebtedness shall be secured pari passu with the Company’s existing senior notes and the Term Facility until the Term Facility shall have been repaid in full and the liens securing the Term Facility and the existing senior notes shall have been released. The Term Facility as amended by the Term Amendment also correspondingly permits the Company to incur such additional debt.
     The Amendments also enhance the Company’s financial flexibility by relaxing the Company’s asset coverage covenants through March 31, 2010. As amended, the total debt asset coverage ratio through March 31, 2010 must be no less than 1.30 to 1.00 and the total secured debt asset coverage ratio through March 31, 2010 must be no less than 1.60 to 1.00.
     The Combined Revolver Amendment also restricts the ability of the Company to extend, renew, refinance or replace the existing subordinate debt, the permitted senior notes debt, the permitted 2009 senior notes debt and the second-lien term debt (all as defined therein). The Company shall only be able to renew, extend, refinance or replace the foregoing indebtedness if such refinanced indebtedness shall not result in, among other restrictions described in the Combined Revolver Amendment, (a) an increase in the maximum aggregate principal amount of such indebtedness, except to the extent such increase is for customary fees and expenses, (b) an increase in the rate of interest payable in cash with respect to such indebtedness, (c) a shortening of the average weighted maturity of the indebtedness so extended, refinanced, replaced or renewed and (d) terms less favorable to the obligor thereunder than the terms of such indebtedness in effect immediately prior to such renewal, extension, refinancing or replacement thereof. The Combined Revolver Amendment also amended the debt basket for the loans made under the Term Facility to include the additional indebtedness permitted under the Combined Revolver Amendment and reduced the basket from $700,000,000 to $650,000,000.

     Interest rates for borrowings under the Term Facility after June 30, 2009 were revised (depending on the type of borrowing) from LIBOR plus 4.50% to LIBOR plus 7.00%, subject to an interest rate floor of 3.25% per annum, in the case of Eurodollar rate borrowings, and from alternate base rate plus 3.50% to alternate base rate plus 6.00% per annum, in the case of alternate base rate borrowings, in each case, in addition to any incremental applicable margins applicable thereto. The alternate base rate borrowing was also amended to include a floor of one-month LIBOR plus 1.00%. The Company also agreed to pay to the Term Lenders a duration fee of 0.50% of the aggregate principal amount of the term loans of such Term Lender outstanding as of June 30, 2009. In respect of the Term Amendment, the Company also paid an amendment fee equal to 0.25% of the term loans held by the Term Lenders executing the amendment on June 3, 2009.
     The foregoing summary is not intended to be complete and is qualified in its entirety by the full text of the Combined Revolver Amendment and the Term Amendment, copies of which are attached as Exhibits 10.1 and 10.2 and are incorporated herein by reference.
     Certain of the parties to the Amendments and their respective affiliates have, from time to time, performed, and may in the future perform, various financial, advisory, commercial banking and investment banking services for the Company and the Company’s affiliates in the ordinary course of business for fees and expenses.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

10.1	Eighth Amendment to Combined Credit Agreements, dated as of May 28, 2009, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and combined lenders indentified therein.

10.2	Amendment No. 1 to Credit Agreement, dated as of June 3, 2009, among Quicksilver Resources Inc., the lenders party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.
By:	/s/ Philip Cook
Philip Cook
Senior Vice President — Chief Financial Officer

Date: June 17, 2009

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Eighth Amendment to Combined Credit Agreements, dated as of May 28, 2009, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and combined lenders indentified therein.

10.2	Amendment No. 1 to Credit Agreement, dated as of June 3, 2009, among Quicksilver Resources Inc., the lenders party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent.